Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BioCardia, Inc.:

We consent to the use of our report dated October 17, 2016, except for Note 19(d), as to which the date is October 27, 2016, with respect to the balance sheets of BioCardia, Inc. as of December 31, 2015 and 2014, and the related statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for the two-year period ended December 31, 2015, included in the Form 8-K filed on October 27, 2016, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the reoffer prospectus.

Our report referred to above contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

San Francisco, California
February 8, 2017